Exhibit 10.1

PURCHASE AND SALE AGREEMENT

Low-Income Housing Tax Credit (LIHTC) Transactions for New Development

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into effective as of August 17, 2026 (the “Effective Date”), by and between Norman Berry II Owner, LLC, a Georgia Limited Liability Company (the “Seller”) and Arbour Valley Development, LLC, a Florida Limited Liability Company (the “Purchaser”), and its permitted successors and assigns.

Recitals

WHEREAS, Seller is the sole owner of the Property (as defined on Exhibit A attached hereto) and desires to sell and convey the Property to the Purchaser on the terms contained herein;

WHEREAS, Purchaser desires to purchase the Property from the Seller on the terms contained herein;

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Addendum. The terms of the Addendum, attached hereto, are incorporated herein by reference. In the event of any conflict between the terms contained herein and those in the Addendum, the terms of the Addendum shall conclusively control. References to “Agreement” herein shall mean the Agreement as modified by the Addendum and incorporating all exhibits attached hereto.

2. Definitions. All capitalized terms contained herein and not otherwise defined shall have those meanings set forth in the Addendum.

3. Agreement to Sell and Purchase. The Seller shall sell and convey the Property in fee simple to the Purchaser, and the Purchaser shall purchase and take ownership of the Property in fee simple, on the terms set forth herein and in the Addendum attached hereto. At Closing, the Property shall be conveyed to Purchaser via the Deed and free and clear of all encumbrances except for the Permitted Exceptions.

4. Purchase Price. In exchange for fee simple title the Property, and subject to the terms and prorations set forth herein and in the Addendum attached hereto, the Purchaser shall pay (by wire transfer or other immediately available good funds) to Escrow Agent at Closing, to be released to Seller upon compliance with the Closing requirements set forth in this Agreement, the sum of Two Million Six Hundred Thousand Dollars, $2,600,000.00 (the “Purchase Price”).

5. Earnest Money. Purchaser shall deliver earnest money deposit(s) to the Escrow Agent as provided below (collectively, the “Earnest Money Deposits”):

a.	Within ten (10) Business Days of the Effective Date, the sum of Sixty Thousand Dollars, $60,000.00.

b.	Within ten (10) Business Days of the expiration of the Application Period, and only if the Purchaser has accepted an award of Tax Credits from the State Credit Agency, the sum of Sixty Thousand Dollars, $60,000.00.

The Earnest Money Deposits shall be credited against the Purchase Price at Closing and shall be governed pursuant to the terms set forth here and in the Addendum. The Earnest Money Deposits shall remain fully refundable to the Purchaser until the expiration of the Pre-Application Period, in the event of a Permitted Termination, or as otherwise expressly provided herein and in the Addendum and shall be governed by the terms more specifically set forth in the Addendum.

6. Pre-Application, Application, and Financing Periods.

a.	Pre-Application Period. From that period which runs from the Effective Date through that date which Purchaser submits an Application to the State Credit Agency (expected on September 25, 2026 (the “Pre-Application Period”), Purchaser shall have the right to carry out investigations and due diligence activities on and relating to the Property, as set forth in the Addendum. If Purchaser terminates this Agreement at any time and for any reason during the Pre-Application Period, any Earnest Money Deposits shall be immediately returned to Purchaser without need for further consent to the Escrow Agent and neither party shall have any further rights or obligations except those which expressly survive termination. Within five (5) of the Effective Date, Seller shall provide to Purchaser those due diligence items set forth on Exhibit B attached hereto.

b.	Application Period. That period of time which runs from the expiration of the Pre- Application Period through the Award Date (expected in March 2027) shall be considered the “Application Period.”

c.	Financing Period. For a period of One Hundred Eighty (180) days following the expiration of the Application Period, Purchaser shall have the right to pursue and attempt to secure financing that is, in the sole and absolute discretion of Purchaser, sufficient for Purchaser’s intended acquisition, development, and operation of the Property and the improvements to be constructed and operated thereon (the “Financing Period”). In the event that Purchaser determines, in its sole and absolute discretion, that such financing cannot be obtained during the Financing Period, Purchaser may terminate this Agreement and any non-refundable Money Deposits shall be immediately released to Seller without need for further consent to the Escrow Agent, and neither party shall have any further rights or obligations except those which expressly survive termination.

7. Title and Survey. Purchaser shall have the right to obtain a title commitment from the Title Company and have a survey performed and prepared on the Property, at Purchaser’s expense. The title and survey objection process shall be governed by the provisions set forth in the Addendum. At Closing, Seller shall execute and deliver to the Title Company and Seller those certain documents and instruments customarily delivered in a commercial real estate transaction and as provided in the Addendum.

8. Award. Seller acknowledges that Purchaser intends to submit an Application to the State Credit Agency for the 2026 application year (the “Application Year”) but shall not be obligated to do so and is not guaranteed to receive any award of Tax Credits. If Purchaser does submit an Application, the expected award date is in March 2027 or date set by the State Credit Agency, not to exceed the threshold submission date of April 23, 2027 (Threshold Date). If the State Credit Agency changes the Threshold Date, the Threshold Date automatically changes with the State Credit Agency change. In the event that Purchaser does not submit an Application or does submit an Application and does not obtain an allocation of Tax Credits in the amount requested, or as otherwise pursuant to the terms of the Addendum, this Agreement shall terminate and Purchaser shall receive a full refund of the Earnest Money Deposits and neither party shall have any further rights or obligations except those which survive termination.

9. Closing. If all Closing Conditions are satisfied or expressly waived in writing, the closing of the transactions described in this Agreement (the “Closing”) shall be held on or before the date which is One Hundred Twenty (120) days following the expiration of the Financing Period or , via mail-away closing conducted by the Escrow Agent (the “Closing Date”). Seller shall grant complete and actual possession of the Property to Purchaser on the Closing Date.

10. Extension of Closing. Purchaser shall have the right to extend the Closing by Two (2) extension period(s) of Sixty (60) days (each, a “Closing Extension” and collectively the “Closing Extensions”) by providing notice to Seller and depositing an additional non-refundable sum in the amount of Twenty Thousand ($20,000.00) Dollars with the Escrow Agent for each Closing Extension, which amount shall become a part of the Earnest Money Deposits and credited against the Purchase Price at Closing.

11. Representations and Warranties. Purchaser and Seller represent and warrant to one another that, as of the Effective Date, the statements contained in Section 5 of the Addendum are true and correct in all material respects, and such representations and warranties shall be re-made by Seller at Closing. The representations and warranties shall survive Closing for a period of 12 months.

12. Conditions Precedent. The obligations of the Purchaser and Seller to conclude the transactions contemplated herein are expressly conditioned upon the fulfillment of the Closing Conditions.

13. Closing Costs. At Closing, the parties shall be charged the amounts set forth in Section 7(d) of the Addendum.

14. Prorations. Taxes and other costs shall be prorated according to Section 7(c) of the Addendum.

15. Remedies. In the event of a breach of this Agreement by either party, the provisions of Section 10 of the Addendum shall control.

16. Brokers. Broker’s Commission. Purchaser has neither consulted with nor used any broker in connection with this Agreement for which it shall owe a commission, except for N/A (“Purchaser’s Broker”). Seller has neither consulted with nor used any broker in connection with this Agreement for which it shall owe a commission, except for Corey Cooke, Chapman Hall Realtors, 6100 Lake Forest Drive NW, Suite 120, Atlanta, GA (“Seller’s Broker,” and together with Purchaser’s Broker, the “Broker”). Seller shall be responsible for and pay any commissions due the Broker in connection with the purchase and sale of the Property. Seller shall protect, indemnify, hold harmless and defend the Purchaser against any and all liabilities, claims, demands, damages, costs and expenses, including, without limitation, attorneys’ fees, costs and expenses, in connection with claims for any such other commissions, finders’ fees, brokerage fees or other similar compensation that may be asserted by any person with respect to this transaction. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing and the recording of the Deed or the termination of this Agreement, as the case may be.

17. Miscellaneous.

a.	Time is of the essence of this Agreement.

b.	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, estates, and assigns.

c.	This Agreement, together with the Addendum, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement and the Addendum.

d.	This Agreement shall be governed by the laws of the state of Georgia and the parties hereby irrevocably consent to the jurisdiction and venue of the courts of Fulton County to adjudicate all disputes which result from or arise out of this Agreement as modified by the Addendum.

e.	TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE THEIR RIGHT TO A JURY TRIAL AS TO ANY MATTER RESULTING FROM OR ARISING OUT OF THIS AGREEMENT.

f.	In the event of litigation resulting from this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party the prevailing party’s legal expenses including reasonable attorney’s fees.

[SIGNATURE PAGES FOLLOW]

[Seller Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed under hand and seal as of the day and year first above written.

SELLER:

NORMAN BERRY II OWNER, LLC

A Georgia Limited Liability Company

By:	/s/ Shaun M. Belle
Name:	Shaun M. Belle
Its:	Member

[Signatures Continue on Following Page]

[Purchaser Signature Page to Purchase and Sale Agreement]

PURCHASER:

ARBOUR VALLEY DEVELOPMENT, LLC

a Florida Limited Liability Company

By:	/s/ Gabe Ehrenstein
Name:	Gabe Ehrenstein
Its:	Managing Member

EXHIBIT A

The Property

For all purposes of this Agreement, the “Property” shall mean that certain plot or parcel of real property located in East Point, Fulton County, Georgia, consisting of approximately 7.7 acres, and currently assigned tax parcel or similar identification number 14 012500100793, 14 012500111113, 14 0125 LL0200, and 14 012500120106 by the local taxing authority.

NOTE: The legal description to be utilized in the Deed (as defined in the Addendum) at Closing shall be that legal description created by a professional land surveyor selected by Purchaser and satisfactory to the Purchaser and Title Company.

Exhibit B

Due Diligence Items

Addendum

1. Certain Definitions. When used in this Agreement, the following terms shall have the respective meanings as set forth opposite each such term:

(a) Application: Shall mean an application to the State Credit Agency for an allocation of Tax Credits and/or HOME Investment Partnership Program funds under the 2026 application round for financing the development of the Project, which application is due by the Application Deadline.

(b) Application Deadline: Shall mean September 25, 2026, or such later date published by the State Credit Agency for submission of an Application.

(c) Award Date: Shall mean the date on which the State Credit Agency officially announces a final award of Tax Credits for the Project in the amount requested in the Application. Awards/allocations are expected to be received on or about March 2027 or before the Threshold Date.

(d) Business Day: a day which is not a Saturday, Sunday or federal holiday.

(e) Closing: Shall have the meaning set forth in Section 9 of the Agreement as modified by Section 7 of this Addendum.

(f) Closing Date: Shall have the meaning set forth in Section 9 of the Agreement as modified by Section 7 of this Addendum.

(g) Deed: Shall have the meaning set forth in Section 7(a) of this Addendum.

(h) Due Diligence Investigations: Shall have the meaning set forth in Section 4(a) of this Addendum.

(i) Earnest Money Deposits: Shall have the meaning set forth in Section 5 of the Agreement, as modified by Section 3(a) of this Addendum.

(j) Escrow Agent: Coleman Talley LLP, 1 Independent Drive, Suite 3130, Jacksonville, FL 32202, Attn: Gregory Q. Clark, Email: greg.clark@colemantalley.com.

(k) Improvements: All buildings, fixtures, structures, parking areas, landscaping and other improvements located in or on the Land as of the Effective Date, including all replacements or additions thereto between the Effective Date and the Closing Date.

(l) Land: The land used for the Project and further described on Exhibit A attached hereto and made a part hereof, together with any and all right, title and interest of Seller in and to any land lying in the bed of any street, road, alley or avenue, open or proposed, in front of or adjoining such land, as well as any riparian or water rights, any mineral rights, air rights, all rights of way or use, servitudes, licenses, easements, tenements, hereditaments and appurtenances now or hereafter belonging to or benefiting such land.

(m) Laws: All laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, directions, and requirements of all governmental authorities having jurisdiction over the Property or the use or operation thereof.

(n) Permitted Exceptions: (i) General real estate taxes and special assessments related to the period after the Closing Date which are a lien but are not yet due and payable at the Closing Date; (ii) easements, covenants, conditions, reservations and restrictions of record as disclosed in the Title Commitment, unless objected to by Purchaser prior to Closing; and (iii) any matters disclosed by the Survey, unless objected to by Purchaser prior to Closing.

(o) Permitted Termination. Shall have the meaning set forth in Section 6(a) of this Addendum.

(p) Planned Use: The development and construction of the Property as set forth in the Application.

(q) Project: Shall mean that certain multi-family development as set forth in the Application and to be constructed in accordance with the Purchaser’s plans and specifications on the Land, together with all related utilities, roads and other off-site improvements, if any, along with the Land.

(r) Property: Collectively, the Land and the Improvements.

(s) Property Agreements: All service contracts, equipment leases and any lease with respect to the Property to which Seller or Seller’s agent is a party.

(t) Purchase Price: Shall have the meaning set forth in Section 4 of the Agreement, as modified by Section 3 of this Addendum.

(u) State Credit Agency: Shall mean the Georgia Department of Community Affairs. (v) Survey: A survey of the Land prepared by a surveyor duly licensed in the jurisdiction in which the Land is located and certified to Purchaser and the Title Company as (i) having been prepared in accordance with the current ALTA/NSPS Minimum Standard Detail Requirements, and (ii) otherwise meeting the requirements of Purchaser, its lender(s), and investor(s).

(w) Tax Credits: An award of federal and state housing credits by the State Credit Agency in the amount requested by Purchaser.

(x) Title Commitment: A commitment for an ALTA Title Insurance Policy for the Property issued by the Title Company in an amount satisfactory to Purchaser.

(y) Title Company: A title insurance agency selected by Purchaser.

(z) Title Policy: Shall have the meaning set forth in Section 7(b) of the Addendum.

2. Agreement to Purchase and Sell. Upon the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell and convey to Purchaser at the Closing, and Purchaser agrees to purchase and take from Seller at the Closing, all of Seller’s right(s), title, estate and interest(s) in and to the Property.

3. Consideration and Payment.

(a) Entitlement to Earnest Money Deposits. Subject to the Disbursement of Earnest Money paragraph below:

(i) Notwithstanding anything in this Agreement to the contrary, the full amount of the Earnest Money Deposits shall be immediately refundable to Purchaser upon the request by Purchaser to the Escrow Agent: (A) any time prior to the Pre-Application Period; (B) in the event that Purchaser does not submit an Application; (C) in the event of any Permitted Termination (as defined in Section 6(a)); (D) in the event that all of the Closing Conditions have not been met or waived in writing by Purchaser prior to the Closing Date; (E) in the event of any breach of this Agreement by Seller; or (F) as may otherwise be specifically set forth in the Agreement or this Addendum. In the event of any of the foregoing all Earnest Money Deposits and any other monies held in escrow by Escrow Agent shall be refunded to Purchaser upon demand.

(ii) Seller shall be entitled to the Earnest Money Deposits, provided the Closing Conditions have been satisfied or expressly waived in writing: (A) at Closing, which shall be credited against the Purchase Price, or (B) if the event of a default by Purchaser which results in its failure to purchase the Property.

1. Notwithstanding anything in this Agreement to the contrary, ONE HUNDRED AND NO/HUNDREDTHS DOLLARS ($100.00) of the Earnest Money Deposits shall be non-refundable, and Seller shall be entitled to said amount if this Agreement is terminated for any reason, other than an event of default or breach by Seller, as independent consideration for entering into this Agreement.

(b) Disbursement of Earnest Money. Escrow Agent shall disburse the Earnest Money Deposits upon: i) Closing; ii) a subsequent written agreement of Purchaser and Seller; iii) an order of a court having jurisdiction over any dispute involving the Earnest Money Deposits; or iv) the receipt of written notice from Purchaser that one of the events set forth in Section 3(b)(i) have occurred. In addition, Escrow Agent may disburse the Earnest Money Deposits upon a reasonable interpretation of the Agreement, provided that Escrow Agent first gives all parties fifteen (15) days’ notice stating to whom and why the disbursement will be made. Any party may object to the proposed disbursement by giving written notice of the same to Escrow Agent within the fifteen (15) day notice period. Objections not timely made in writing shall be deemed waived. If Escrow Agent receives an objection and, after considering it, decides to disburse the Earnest Money Deposits as originally proposed, Escrow Agent may do so and send notice to the parties of Escrow Agent’s action. If Escrow Agent decides to modify its proposed disbursement, Escrow Agent shall first send a new fifteen (15) day notice to the parties stating the rationale for the modification and to whom the disbursement will now be made.

(c) Interpleader. If there is a dispute over the Earnest Money Deposits which the parties cannot resolve after a reasonable period of time, and where Escrow Agent has a bona fide question as to who is entitled to the Earnest Money Deposits, Escrow Agent shall be entitled to, but not obligated to, interplead the Earnest Money into a court of competent jurisdiction in Fulton County, Georgia. Escrow Agent shall be reimbursed for and may deduct from any funds interpleaded its reasonable costs and expenses, including reasonable attorneys’ fees actually incurred. The prevailing party in the interpleader lawsuit shall be entitled to collect its reasonable attorneys’ fees and court costs from the non-prevailing party.

(d) Hold Harmless. All parties hereby agree to indemnify and hold Escrow Agent harmless from and against all claims, causes of action, suits and damages arising out of or related to the performance by Escrow Agent of its duties hereunder, except to the extent any such claims, causes of action, suits and damages arise from or are incurred as the result of the gross negligence or willful default of Escrow Agent. All parties further covenant and agree not to sue Escrow Agent for damages relating to any decision of Escrow Agent to disburse Earnest Money Deposits made in accordance with the requirements of this Agreement.

(e) Balance of Purchase Price. The balance of the Purchase Price, less the Earnest Money Deposits, subject to the prorations and adjustments specifically provided for in this Agreement, shall be paid by the Purchaser at Closing in immediately available certified funds.

4. Due Diligence.

(a) From the Effective Date through Closing, Purchaser shall have the right to enter upon the Property for the purpose of inspecting the condition of the Property as well as the use and operation thereof and conducting its due diligence investigation to determine the suitability of the Property for Purchaser’s intended uses thereof (“Due Diligence Investigations”).

(i) The right to conduct Due Diligence Investigations includes, but is not limited to, the right to review any matters disclosed in the Title Commitment and Survey, the right of Purchaser and Purchaser’s agents and representatives to enter upon any portion of the Property to take measurements, make non-destructive inspections, make boundary and topographical survey maps, perform appraisals, conduct non-destructive geotechnical, environmental, groundwater, wetland and other studies required by Purchaser in its sole discretion, to determine the adequacy of utilities serving the Property, zoning matters and compliance with Laws.

(ii) Purchaser hereby agrees to protect, defend, indemnify and hold Seller harmless from and against any physical damage to property or injury to persons caused by Purchaser as a result of Purchaser’s Due Diligence Investigations.

(iii) Within five (5) days after the Effective Date, in addition to those items contained on Exhibit B, Seller shall deliver to Purchaser the following items (each to the extent available or reasonably obtainable by Seller):

(A) Any and all surveys, plats, site plans, topographical maps and/or engineering reports, maps and/or studies related to the Property, its parent parcel and/or neighboring/adjacent parcels;

(B) Any and all information regarding the zoning of the Property;

(C) Any and all environmental, geotechnical, soil boring, land study, wetland and/or flood plain reports, maps and/or studies related to the Property, its parent parcel and/or neighboring/adjacent parcels;

(D) Any and all market information, feasibility, demand, capture rate, traffic, economic, income and/or special reports and/or studies related to the Property, its parent parcel and/or neighboring/adjacent parcels;

(E) Any and all utility information (including without limitation providers and average monthly unit costs) related to the Property, its parent parcel and/or neighboring/adjacent parcels;

(F) A copy of the Seller’s vesting deed for the Property;

(G) Any and all title insurance policies and title exception documents for the Property and/or its parent parcel; and

(H) Such other documentation as Purchaser may reasonably request.

(b) Application. If Purchaser elects not to submit an Application, then Purchaser shall notify Seller of such by written notice following the Application Deadline and this Agreement shall automatically terminate, the Earnest Money Deposits shall be returned to Purchaser, and no party shall have any further rights, duties, liabilities or obligations under this Agreement except as specifically set forth herein. Purchaser’s notice under this paragraph may be made at any time and shall serve as evidence of a termination under Section 3(b)(i) of this Agreement.

(i) Seller agrees to fully cooperate with Purchaser, in all reasonable respects relating to Purchaser’s Application, including, but not be limited to, signing any applications for approvals and/or permits, answering questionnaires, or other actions; provided, Seller shall not assume any financial responsibility therefor, and Purchaser shall indemnify Seller against any commitments made in the approval process.

(ii) Purchaser may notify the Seller in writing following the receipt of any final determination as to an award or allocation of Tax Credits for the Project from the State Credit Agency.

(iii) As part of the Application, Purchaser may apply for HOME Investment Partnership Program or other federal funds, in which case the acquisition of the Property is subject to 49 CFR 24.101, and Seller acknowledges that:

(A) The Purchaser does not have the power of eminent domain and, therefore, will not acquire the Property if negotiations fail to result in an amicable agreement.

(B) Purchaser estimates the fair market value of the Property to be the Purchase Price.

Title. Purchaser shall have the right to obtain a Title Commitment covering the Property along with legible and complete copies of all documents listed as exceptions therein. Purchaser shall also have the right to cause the Survey to be prepared, at Purchaser’s expense, and Seller shall grant to Purchaser and its agents access to the Property to perform the Survey. Purchaser shall have until the Closing to review the Title Commitment and the Survey and to give written notice (the “Objection Notice”) to Seller of such objections as Purchaser may have to any matters set forth in Title Commitment or Survey. Seller shall have until the date which is five (5) Business Days after delivery of the Objection Notice in which to review the Objection Notice, and, if Seller elects, in which to give Purchaser written notice of any objections specified therein which Seller intends to attempt to satisfy (herein called a “Cure Notice”). If, within such five (5) Business Day Period, Seller, with respect to any objection specified in the Objection Notice, either fails to give a Cure Notice or elects not to cure such objection, and if Purchaser thereafter does not elect to terminate, and Purchaser shall have the right to so terminate this Agreement by written notice to Seller by the date which is two (2) Business Days following the expiration of Seller’s five (5) Business Day response period, (in which event this Agreement shall be null and void save for obligations hereunder which expressly, by their terms, survive the termination of this Agreement, and Escrow Agent shall refund the Earnest Money Deposits to Purchaser), then Purchaser shall be deemed to have waived any objection specified in the Initial Notice as to which Seller has failed to give a Cure Notice or elected not to cure, and any such objection shall thereafter constitute a Permitted Exception under this Agreement. Notwithstanding anything to the contrary contained within this Agreement, however, Seller shall cure and cause to be released, discharged, satisfied, retired or deemed as applicable, at or prior to Closing, (a) any, deeds of trust, mortgages, and other monetary liens, including mechanic’s liens and any tax liens for delinquent taxes that are due and payable that can be satisfied by payment of a sum certain (without limitation as to amount thereof) caused by Seller and (b) any other liens or encumbrances filed after the Effective Date, caused by Seller, or conveyances of Real Property made after the Effective Date caused by Seller except as permitted by this Agreement, so that none of the foregoing at (a) and (b) shall appear as exceptions on the Purchaser’s owner title insurance policies for the Property (collectively, the “Mandatory Cure Items”). Purchaser need not object to such items in its Objection Notice, and Seller shall in all events be deemed to have elected to cure any such items in a Cure Notice. Through the Closing Date, Purchaser shall have the right to update the Title Commitment and provide a new Objection Notice to any new matter appearing on the Title Commitment, in which event the Cure Notice and termination rights set forth above shall apply to that new matter.

(c) Right to Terminate. By written notice to Seller on or before the expiration of the Pre-Application Period, Purchaser may elect not to proceed with the purchase of the Property. Purchaser may make such election in its sole discretion for any reason or for no reason at all. If Purchaser elects not to proceed with the purchase of the Property, then the Earnest Money Deposits shall be returned to Purchaser, and no party shall have any further rights, duties, liabilities or obligations under this Agreement except as specifically set forth herein. If the Purchaser is awarded Tax Credits then all Earnest Money Deposits become immediately non-refundable under any circumstances except for breach by Seller.

5.  Representations and Warranties.

(a) Seller. Seller represents, warrants and covenants to Purchaser and the Title Company, as of the Effective Date (with such representations and warranties to be re-made as of Closing) that:

(i) Seller is the sole owner of the Property and has the right, power and authority to enter into this Agreement and to sell the Property in accordance with the terms hereof, and Seller has granted no option to any other person or entity to purchase the Property. The undersigned person executing this Agreement, whether individually or on behalf of an entity, is duly authorized to do so. This Agreement and the consummation of the transaction hereunder, by or on behalf of, Seller have been duly and validly authorized by all necessary parties including, without limitation, members, officers, shareholders, partnerships, corporations or limited liability companies.

(ii) To the best of Seller’s knowledge, the Property complies with, conforms to and obeys all Laws existing on the date of Closing of all governmental authorities or agencies having jurisdiction over the Property, and any requirement contained in any hazard insurance policy covering the Property or board of fire underwriters or other body exercising similar functions which are applicable to the Property or to any part thereof or which are applicable to the use or manner of use, occupancy, possession or operation of the Property.

(iii) To the best of Seller’s knowledge, neither the Property nor any portion thereof violates any zoning, building, fire, health, pollution, subdivision, environmental protection or waste disposal ordinance, code, law or regulation or any requirement contained in any hazard insurance policy covering the Property; and Seller shall give prompt notice to Purchaser of any such violation which shall be received by Seller prior to Closing.

(iv) Seller has not received notice of and has no knowledge of any suits, judgments, or violations relating to or at the Property of any zoning, building, fire, health, life safety, pollution, environmental protection, or waste disposal ordinance, code, law or regulation which has not been heretofore corrected; that there is no suit or judgment presently pending or, to the best knowledge and belief of Seller, threatened which would create a lien upon the Property in the hands of Purchaser after Closing; and Seller shall give prompt notice to Purchaser of any such suit or judgment filed, entered or threatened prior to Closing.

(v) There are no known pending, threatened or contemplated eminent domain or condemnation proceedings affecting the Property or any part thereof; and Seller shall give prompt notice to Purchaser of any such proceedings which occur or are threatened prior to Closing.

(vi) Seller has not received notice of and has no actual knowledge of pending or contemplated changes in the present status of zoning of the Property, and Seller shall give prompt notice to Purchaser of any such proposed changes of which Seller is aware prior to the Closing.

(vii) The Seller is not involved in or contemplating any bankruptcy, reorganization or insolvency proceeding.

(viii) All taxes, assessments, water charges and sewer charges affecting the Property or any part thereof due and payable at the time of the Closing shall have been, or will be at Closing, paid in full. All current special assessments which are or will become a lien known to the Seller at the time of Closing on the Property shall also have been paid and discharged at Closing (in pro rata shares between Seller and Purchaser), whether or not payable in installments.

(ix) There are no leases affecting the Property, no parties in possession of the Property nor any parties entitled to possession thereof.

(x) All service contracts, if any, (except those specifically approved by Purchaser which shall be assigned to Purchaser at Closing) shall be terminated and paid in full as of the Closing Date.

(xi) The Property is or will be at Closing, subdivided as an independent and conveyable parcel in accordance with all applicable rules, regulations, zoning and ordinances.

(xii) The Property has or will have prior to Closing, a unique tax parcel number separate from other property owned by Seller.

(xiii) The Property has or will have prior to Closing vehicular and pedestrian access to a public right-of-way.

(xiv) Hazardous Materials. To the best of Seller’s knowledge: (i) the Property has not in the past been used and is not presently being used for the handling, storage, manufacturing, refining, transportation, or disposal of “toxic material,” “hazardous substances,” or “hazardous waste”; (ii) there has not been and is not presently any leaching or drainage of waste materials or hazardous substances into the groundwater beneath or adjacent to the Property; (iii) there are no buried, semi-buried, or otherwise placed tanks, storage vessels, drums, or containers of any kind located on the Property used for the storage of hazardous waste, hazardous substances, or toxic material; (iv) there are no asbestos-containing materials located on the Property; (v) no construction material used in any improvements located at the Property contains any substance or material presently known to be a hazardous substance or toxic material; (vi) Seller has not disposed upon the Property any hazardous substances on or below the surface of the Property or within two thousand (2,000) feet of the boundary thereof including, without limitation, contamination of the soil, subsoil, or groundwater; and (vii) the Property is not in violation of any law, rule, or regulation of any governmental entity having jurisdiction thereof or which exposes Purchaser to liability to third parties. The terms “hazardous waste,” “hazardous substances,” and “toxic material” include, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.), the regulations adopted and publications promulgated pursuant to the foregoing, and any other federal, state, or local environmental law, ordinance, rule, or regulation. Furthermore, Seller has not received a summons, citation, directive, letter, or other communication, written or oral, from any governmental authority as to any of the above environmental concerns.

(A) Without limiting the other provisions of this Agreement, Seller shall cooperate, at no cost to Seller, with Purchaser’s investigation of matters relating to the foregoing provisions of this Section and provide access to and copies of all data and/or documents in Seller’s or Seller’s agent’s possession dealing with potentially hazardous materials used at the Property and any disposal practices followed. Seller agrees that Purchaser may make inquiries of governmental agencies regarding such matters, without liability to Purchaser for the outcome of such discussions.

(xv)  Seller has provided Purchaser true and complete copies of all surveys, appraisals, engineering reports and other related documentation available to Seller and all amounts due for the services performed for the same have been paid in full.

(xvi) While this Agreement is in effect, Seller shall not solicit, accept or negotiate other offers with respect to the Property or execute any deeds, easements, rights-of-way affecting the Property or subject the Property to any additional covenant, easement, restriction or encumbrance.

(xvii) Nondisclosure of Information. In consideration of, and as a material inducement to, Purchaser entering into this Agreement, Seller agrees not to disclose or permit disclosure of this Agreement, the parties involved in the Project, or any Information to third parties or to employees of Seller other than attorneys, consultants and agents who are required to have the information in order to carry out the discussions regarding this Agreement and have entered into similar confidentiality agreements. The Seller agrees that it shall take all necessary measures to protect the secrecy of and avoid disclosure or use of Information of Purchaser in order to prevent such Information from falling into the public domain or the possession of persons other than those persons authorized under this Agreement to have any such information. The provisions of this Section shall survive the Closings or any expiration or termination of this Agreement. “Information” includes, without limitation, plans, specifications, drawings, designs, financial information, reports, contracts, emails, names of parties involved, and all record-bearing media (electronic or otherwise) containing or disclosing such information.

(b) Purchaser. Purchaser represents and warrants to Seller as of the Effective Date (which such representations and warranties to be re-made as of Closing) that:

(i) Purchaser has the capacity and authority to execute this Agreement and perform the obligations of Purchaser under this Agreement. All action necessary to authorize the execution, delivery and performance of this Agreement by Purchaser has been taken and such action has not been rescinded or modified.

(ii) Purchaser is not subject to any judgment or decree of a court of competent jurisdiction or governmental agency that would limit or restrict Purchaser’s right to enter into and carry out this Agreement.

(iii) Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will constitute a breach under any contract or agreement to which Purchaser is a party or by which Purchaser is bound or affected.

(c)  Continued Accuracy of Representations and Warranties. The matters set forth in Section 5(a) constitute representations and warranties by Seller which are now, and shall at the Closing be, true and correct. The continued accuracy in all material respects of such representations and warranties is a condition precedent to Purchaser’s obligation to close. If, during the period between the Effective Date and the Closing Date, Seller learns of, or has reason to believe that any of its representations and warranties may cease to be true in any material respect, Seller shall give prompt written notice to Purchaser (the “Seller Notice”). In the event that (i) Seller delivers the Seller Notice, or (ii) Purchaser otherwise becomes aware that any such representation or warranty has ceased to be true in any material respect prior to Closing, Purchaser shall have the right, in its sole discretion, to terminate this Agreement, in which event the Earnest Money Deposits shall be returned to Purchaser, and no party shall have any further rights, duties, obligations, or liabilities under this Agreement except as specifically set forth herein. Purchaser shall exercise the foregoing election by written notice to Seller on or before the Closing Date. Seller’s representations and warranties shall survive the Closing, and Purchaser shall not be deemed to have waived any such representation or warranty unless Purchaser executes an express, written waiver.

6.  Conditions to Closing.

(a) Notwithstanding anything to the contrary, all of Purchaser’s obligations under this Agreement, including without limitation to acquire the Property and pay the Purchase Price, are subject to the fulfillment of each of the following conditions at or prior to the Closing Date, or the express written waiver thereof by Purchaser (the “Closing Conditions”).

(i) Seller shall have performed in all material respects its obligations contained in this Agreement required to be performed on or prior to the Closing Date.

(ii) The Title Company is obligated to and will in fact issue to Purchaser and its lender(s) the Title Policy in accordance with the provisions of Section 7 hereof.

(iii) The receipt of the award or allocation of Tax Credits in the amount requested and as set forth in the Application.

(iv) Each and every representation and warranty made by Seller in this Agreement shall be true and correct in every material respect.

(v) The Property is zoned as required for the Purchaser’s desired use of the Property.

(vi) Purchaser’s receipt of an acceptable appraisal, in Purchaser’s sole and absolute discretion, of the Property in an amount equal to or greater than the Purchase Price.

(vii) Seller and/or Purchaser having received all necessary permitting and other approvals for Purchaser’s desired use of the Property. Seller and Purchaser will fully cooperate to obtain all necessary permitting and other approvals.

(viii) The receipt and closing of all other financing sufficient, in Purchaser’s sole and absolute discretion, for Purchaser’s desired development and use of the Property.

(ix) All utilities (including, without limitation, water, sewer, electricity, service) being available for use at the boundary of the Property as of the Closing Date.

(x)  If applicable, Seller’s cure of the matters set forth in Purchaser’s title objection letter to Purchaser’s satisfaction.

Seller shall fully cooperate with Purchaser in accomplishing the foregoing. If any condition specified in this Section 6(a) is not timely satisfied or waived in writing by Purchaser, Purchaser shall have the right to terminate this Agreement (a “Permitted Termination”), in which event, the Earnest Money Deposits shall be returned to Purchaser and no party shall have any further rights, duties, obligations or liabilities under this Agreement except as specifically set forth in this Agreement. Notwithstanding anything to the contrary, the Closing Conditions are each an express condition precedent to Purchaser’s obligations hereunder. In no event shall Purchaser be in default under this Agreement unless and until all of the Closing Conditions have been met.

(b) Seller’s obligation under this Agreement to sell the Property is subject to the fulfillment at or prior to the Closing Date of each of the following conditions (or the express, written wavier thereof by Seller):

(i) Purchaser shall have performed in all material respects its obligations contained in this Agreement required to be performed on or prior to the Closing Date.

(ii) Each and every representation and warranty made by Purchaser in this Agreement shall be true and correct in every material respect.

If any condition specified in this Section 6(b) is not timely satisfied or waived by Seller, Seller shall have the right to terminate this Agreement, in which event, the Earnest Money Deposits shall be paid to Seller and no party shall have any further rights, duties, obligations or liabilities under this Agreement except as specifically set forth in this Agreement.

7.  Closing. If all Closing Conditions are satisfied or expressly waived in writing, the Closing shall be held on or before the Closing Date. If the Closing does not occur by said date, then the Closing Date may be extended by Purchaser providing written notice to Seller of Purchaser’s election of a Closing Extension pursuant to Section 10 of the Agreement. Except as set forth herein, if all Closing Conditions are satisfied or expressly waived in writing and the Closing does not occur by said date (unless otherwise extended), neither party shall thereafter have any further rights, duties, liabilities, or obligations under this Agreement except as expressly set forth herein, and the Earnest Money Deposits shall be released to Seller. If all Closing Conditions have not been satisfied or expressly waived in writing by the Closing Date (as extended by agreement), then the full amount of Earnest Money Deposits shall be refundable to Purchaser on demand to Escrow Agent at any time after the Closing Date (as extended by agreement).

(a) Conveyance. At Closing, Seller shall deposit in escrow a good and sufficient general warranty deed in form acceptable to Purchaser, its counsel and the Title Company, conveying to Purchaser all of Seller’s rights and interest in and to the Property, free and clear of all encumbrances, except for the Permitted Exceptions, duly executed by Seller (the “Deed”). Seller shall also execute and deliver the other documents and instruments described in Section 7(e) to convey its other rights, title, and interests in the Property.

(b) Title Policy. On the Closing Date, the Title Company shall furnish Purchaser with an ALTA Title Policy issued by the Title Company in the amount of the Purchase Price in its customary form, with all standard exceptions removed (“Title Policy”), which shall insure title to the Property to be good in Purchaser subject only to the Permitted Exceptions. Seller shall obtain, execute and/or deliver such documents and instruments as necessary to satisfy requirements of the Title Company, to delete or remove exceptions, conditions or stipulations to the Title Policy, including but not limited to owner’s affidavits, resolutions, releases, and opinions of counsel.

(c) Prorations. Property, ad valorem, and any similar taxes and assessments and rents shall be prorated as of the Closing Date with Seller being responsible for any amounts attributed to the Closing Date. Purchaser and Seller agree to re-prorate taxes and assessments after the Closing upon the receipt of the actual tax bill(s). This provision shall survive the Closing of the transaction contemplated by this Agreement. Any prorations to which Purchaser may be entitled by reason of the foregoing shall be credited against the balance of the Purchase Price to be paid at Closing.

(d) Charges.

(i) Seller shall be charged the following amounts at Closing: (a) transfer tax payable upon the recording of the Deed; and (b) any monetary encumbrances on the Property and recording costs for any associated releases.

(ii) Purchaser shall be charged the following amounts at Closing: (a) the cost of the Title Policy; and (b) all preparation and recording costs for the Deed; and (c) the cost of the Survey.

(iii) Except as otherwise expressly provided in the Agreement or this Addendum, each party shall bear and pay its own costs and expenses (including the fees and expenses of its attorneys, accountants, and other advisors) incurred in connection with the negotiation, execution, and delivery of the Agreement and this Addendum and the consummation of the transactions contemplated hereby, whether or not such transactions are consummated.

(iv) If the Property is or was being taxed under an abatement or exemption that will or does result in the assessment of “rollback” taxes at or after Closing, Seller, at Seller’s sole expense, shall be responsible for paying the amount of such rollback taxes whenever the same shall be assessed. This covenant shall survive Closing. Seller shall protect, indemnify, hold harmless and defend the Purchaser against any and all liabilities, claims, demands, damages, costs and expenses, including, without limitation, attorneys’ fees, costs and expenses, in connection with claims for any such other commissions, finders’ fees, brokerage fees or other similar compensation that may be asserted by any person with respect to this transaction. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing and the recording of the Deed.

(e)  Deliveries.

(i) Seller shall deliver the following to Purchaser (duly executed where applicable) through escrow at or prior to the Closing, each of which shall be in form and substance acceptable to Purchaser in its judgment reasonably exercised:

(A) The Deed.

(B) A quitclaim deed from Seller in recordable form conveying to Purchaser title to the Survey description of the Property.

(C) Such other documents and instruments, including easements, as may be required by any other provision of this Agreement or as may reasonably be required to give effect to the terms and intent of this Agreement.

(D) An affidavit in form and substance reasonably satisfactory to the Title Company for the purpose of permitting the Title Company to delete the standard exceptions from the Title Policy and such other documents reasonably required by the Title Company in connection with the issuance of the Title Policy.

(E) A FIRPTA Affidavit (Certificate of Non-foreign Status) and 1099 acceptable to the Title Company.

(F) A closing statement identifying the prorations required hereunder and a proration agreement if requested by Purchaser.

(G) A “drop down” certificate, updating the truth and accuracy of Seller’s representations and warranties contained herein and indicating any changes which may be required to make those representations and warranties remain true and accurate; provided, however, that if any changes are indicated, then Purchaser shall have the rights as set forth in Section 5(c) above.

(H) Incumbency certificate executed by a duly authorized officer/member/partner of Seller, including the following:

(i)	Address and EIN of Seller.

(ii)	Name of the Officer(s) authorized to sign all of the closing documents.

(iii)	Whether the Seller will affix its corporate seal or have the documents attested by a second Officer.

(iv)	Current Articles of Incorporation/Organization or Certificate of Limited Partnership, together with any amendments;

(v)	Current Bylaws/Operating Agreement/Partnership Agreement, together with any amendments;

(vi)	Certificate of Good Standing dated within 30 days of closing;

(vii)	Resolutions adopted by Seller’s governing body authorizing the execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder, the person or Officer(s) executing all closing documents on Seller’s behalf to do so, and the consummation of the transactions contemplated hereby.

(ii)	Purchaser shall deliver the following to Seller (duly executed where applicable) through escrow at or prior to closing:

(A) The Purchase Price in available funds.

(B) Resolutions adopted by Purchaser authorizing the execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby.

(C) Such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to give effect to the terms and intent of this Agreement.

8. Damage or Condemnation; Risk of Loss.

(a) Commencing upon the Effective Date and extending through Closing hereunder, the Property shall remain in the same condition as on the date hereof, except, however, for natural wear and tear, condemnation, acts of God and occurrences over which Seller has no control. Seller shall not in any manner disturb, cut or remove any trees, shrubs or bushes from the Property during said period, and the risk of loss for any casualty to said Property shall remain upon Seller. Seller shall maintain the current insurance for the Property against fire and other casualties normally covered by an insurance policy with extended coverage. Pending the Closing, Seller shall maintain the Property, the buildings and improvements thereon, in good condition and repair, and deliver the same at Closing in the same condition as presently existing, normal wear and tear excepted..

(b) In the event of the institution of any proceedings, judicial, administrative or otherwise, which shall relate to the proposed taking of any portion of the Property by eminent domain prior to Closing, or should a portion of the Property be damaged by fire or other casualty prior to Closing, Purchaser shall have the right and option to terminate this Agreement at any time prior to Closing by giving Seller notice to such effect at any time after Purchaser’s receipt of notice of any such occurrence or occurrences. Seller hereby agrees to furnish Purchaser written notification in respect thereof within forty-eight (48) hours from the Seller’s receipt of any such notification. Should Purchaser so terminate this Agreement, then all Earnest Money Deposits shall immediately be returned to Purchaser and, thereupon, the parties hereto shall be released from their respective obligations and liabilities hereunder. In the event Purchaser does not elect to terminate this Agreement because of such taking or casualty, at the Closing hereof, Seller shall assign to Purchaser all of Seller’s right, title and interest in any award arising out of such taking, or any insurance proceeds arising out of such fire damage or other casualty, as the case may be. For the purposes of this section, a “substantial” part of the Property shall be such a part which makes the remainder of the Property unsuitable for those uses contemplated by Purchaser.

9. Notices. Any notice required or permitted to be given hereunder by the parties shall be delivered personally or served by certified or registered mail or by a nationally recognized overnight carrier or by e-mail to the parties at the mailing addresses and email address set forth below, unless different addresses or email addresses are given by one party to the other:

As to Seller:

Norman Berry II Owner, LLC
1140 Ansel Lane NW
Atlanta, Georgia 30318
C/O Corey Cooke
Chapman Hall Realtors
6100 Lake Forest Drive NW
Suite 120
Atlanta, Georgia 30328
770-309-5428
c.cooke31@gmail.com

With Copy to:
Greg Kourakos, Esq.
7797 Blue Quail Lane
Orlando, Florida, 32835

As to Purchaser:

Arbour Valley Development, LLC
242 Inverness Center Drive
Birmingham, Alabama 35242
Attn: Gabe Ehrenstein
Gabe@arbourvalley.com

With Copy to:

Coleman Talley LLP
Attn: Gregory Q. Clark, Esq.
Attn: Hannah T. Anderson, Esq.
1 Independent Drive, Suite 3130
Jacksonville, FL 32202
Email: greg.clark@colemantalley.com
Email: hannah.anderson@colemantalley.com

As provided in this Section, any notice shall, for all purposes, be deemed given and received: (a) if given by email, when the email is transmitted to the party’s email address specified above and such email is further mailed to such party’s mailing address by that transmitting party; (b) if hand delivered to a party, upon delivery to the party specified above; (c) if given by a nationally recognized and reputable overnight delivery service, the day on which delivery is made or attempted by such delivery service; or (d) if given by certified mail, return receipt requested, postage prepaid, upon delivery to the party specified above. Unless directed otherwise by prior written notice, counsel for Purchaser and Seller may send written notices required or permitted by this Agreement directly to the other party so long as they simultaneously provide such party’s counsel with a copy of any such direct communication, such communications being expressly permitted by Purchaser, Seller and their respective counsel.

10. Remedies.

(a) In the event that Purchaser defaults in its obligation to proceed to the Closing of the transaction contemplated by this Agreement, and Seller is not then in default hereunder, Seller shall be entitled to terminate this Agreement and receive the Earnest Money Deposits as liquidated damages, in lieu of all other remedies available to Seller at law or in equity for such default. Seller and Purchaser agree that the damages resulting to Seller as a result of such default by Purchaser as of the date of this Agreement are difficult or impossible to ascertain and the liquidated damages set forth in the preceding sentence constitute Seller’s and Purchaser’s reasonable estimate of such damages and not a penalty.

(b) In the event Seller shall default in the performance of any of its covenants, agreements, warranties or obligations hereunder, Purchaser shall elect, as its sole remedy for failure to Close (except as provided below), either: (i) waive the obligations of Seller in writing; (ii) extend the time for performance by such period of time as may be mutually agreed upon in writing by the parties hereto; (iii) terminate this Agreement and recover the Earnest Money Deposits and Purchaser’s out-of-pocket costs and expenses incurred by Purchaser in connection with this Agreement and Purchaser’s Due Diligence Investigation of the Property (including, without limitation, legal fees and expenses and court and other costs and expenses of negotiating and enforcing this Agreement) together with all other damages of Purchaser (including actual, direct, indirect, and consequential), in which event Purchaser and Seller shall have no further obligations hereunder except under provisions of this Agreement which expressly survive the expiration or termination hereof; or (iv) .n .,(it being acknowledged that damages at law alone would be an inadequate remedy) to consummate the transaction contemplated by this Agreement in accordance with the provisions of this Agreement together with recovery of damages in connection therewith and costs and expense of seeking to enforce specific performance, including without limitation, court costs and legal fees. If any action at law or in equity is brought to enforce or interpret the provisions of this agreement, the Purchaser shall be entitled to recover from Seller attorney’s fees, costs and expenses in connection therewith, which fees, costs and expenses may be set by the court in the trial or appeal of such action or may be enforced in a separate action brought for that purpose and which fees shall be in addition to any other relief which may be awarded.

11. Miscellaneous.

(a) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, estates, and assigns.

(b) Assignment of Agreement by Purchaser. Purchaser shall have the right to assign its rights and delegate its duties under this Agreement to any affiliate or entity controlled by Purchaser or its principals without notice to or consent from Seller.

(c) Unenforceability. If any provisions of this Agreement or the application thereof to any part or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(d) Section Headings. The section headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Time. Time is of the essence of this Agreement and in the performance of the covenants and provisions hereof.

(f) Recitals and Exhibits. All recitals and exhibits referred to in, set forth herein, and/or attached to this Agreement are hereby made a part of this Agreement.

(g) Date of Performance. If the date for performance of any act or deadline for required notice under this Agreement falls on a Saturday, Sunday or federal holiday, the date for such performance or required notice shall automatically be extended to the first succeeding Business Day.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Georgia, without regard to conflicts of law principles.

(i) Facsimile, PDF, and Counterpart Signatures. Executed facsimile or PDF copies of this Agreement or any amendments hereto shall be binding upon the parties, and facsimile or PDF signatures appearing hereon or on any amendments hereto shall be deemed to be original signatures. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(j) Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by Seller to Purchaser at Closing, each party mutually agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary, appropriate, convenient, useful or desirable to effectively carry out the intent of this Agreement or to further perfect the conveyance, transfer and assignment of the Property to Purchaser. Seller agrees to cooperate with Purchaser, in all reasonable respects relating to Purchaser’s applications for development approvals during the term of this Agreement. This cooperation shall include, but not be limited to, the signing of any applications for approvals and/or permits, answering of questionnaires, or other actions.

(k) Electronic Execution. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement shall be deemed to include Electronic Signatures, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature, physical delivery, or the use of a paper-based recordkeeping system, as the case may be, and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or the applicable state-level Uniform Electronic Transactions Act. “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate, or accept such contract or record.

(l) Possession. Seller shall grant possession of the Property to Purchaser on the date of Closing.

(m) No Survival. From and after Closing, all representations, warranties, covenants, and obligations of Purchaser and Seller, as the case may be, shall be deemed merged into the Deed and other closing documents delivered at Closing, except with respect to those provisions of the Agreement or this Addendum that expressly state they shall survive Closing.

(n) Entire Agreements. The Agreement, together with this Addendum, embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated hereby, and all prior agreements, letters of intent, term sheets, proposals, offers, counter-offers, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision thereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the parties against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

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IN WITNESS WHEREOF, the parties have executed this Addendum as of the Effective Date.

SELLER:

Norman Berry II Owner, LLC,

A Georgia Limited Liability Company

	By:	/s/ Shaun M. Belle
	Name:	Shaun M. Belle
	Its:	Member

PURCHASER:

Arbour Valley Development, LLC,

A Florida Limited Liability Company

	By:	/s/ Gabe Ehrenstein
	Name:	Gabe Ehrenstein
	Its:	Managing Member